Exhibit 10.1

FORTUNE BRANDS, INC.

2003 LONG-TERM INCENTIVE PLAN

Amendment*

  Section 2(q) is amended by changing the definition of "Retirement" as follows:

  (q) "Retirement" means either (i) termination of employment on or after attaining age 55 and completion of at least five [~~ten~~] years of service with the Company, provided that Retirement shall not include termination of employment by reason of failure to maintain work performance standards, violation of Company policies or dishonesty or other misconduct prejudicial to the Company, or (ii) retirement under Section 3(b) of the Fortune Brands, Inc. Supplemental Plan.

  Section 5(a)(iv) is amended by changing the second sentence thereof as follows:

  If a Participant's employment with the Company terminates by reason of death, disability or Retirement, the Participant's Option shall continue to be exercisable for three years from the date of termination of employment or until the expiration date stated in the Option, whichever is earlier, provided that an [~~a Nonqualified Stock~~] Option may be exercised within one year from the date of death even if later than such expiration date (but in no event later than ten years from the date of grant).

  Section 12(b)(i) is amended by changing the fourth sentence thereof as follows:

Such Participant, whether the exercise is pursuant to his election or automatic pursuant to the terms hereof shall be entitled to receive in cash an amount determined by multiplying the number of shares subject to such Option (or part thereof) by the amount by which the exercise price of each share is exceeded by [~~(A) if such Option is an Incentive Stock Option,~~] the fair market value of such shares at the date of exercise [~~or (B) if such Option is a Nonqualified Stock Option, the greater of (x) the highest purchase price per share paid for the shares of the Company beneficially acquired in the transaction or series of transactions resulting in the Change in Control by the person or persons deemed to have acquired control pursuant to the Change in Control and (y) the highest fair market value of shares of Common Stock during the Limited Right Exercise Period prior to the time of exercise~~].

FORTUNE BRANDS, INC.

Date: September 27, 2005

By: /s/ Craig P. Omtvedt

Name: Craig P. Omtvedt

Title: Senior Vice President and Chief

Financial Officer